Exhibit 19.1

Evercore Personal Trading Policy

1.1Employee Trading

1.1.1Disclosure and Approval of Employee and Employee-Related Accounts
Employees and other associated persons must disclose all existing Personal Accounts and Managed Accounts (as defined below) upon joining Evercore. Existing employees must receive approval from Compliance when opening any new Personal Account.
■A “Personal Account” is defined as any personal securities brokerage account in which an employee or an “employee-related person” has a beneficial interest or which the employee or an “employee-related person” otherwise controls (e.g., as trustee or custodian).
Personal Accounts do not include accounts that are limited exclusively to mutual fund transactions (e.g., an Employer-directed 401K Plan that does NOT hold company stock; a 529 College Savings Plan).
▪An “employee-related person” includes a spouse, domestic partner registered with Evercore for benefits purposes, or anyone (including any immediate family member) who is supported to a material extent by the employee, whether directly or indirectly.
■A “Managed Account” is defined as any securities brokerage account which is managed by a third party (e.g., an investment advisor or financial advisor) in which an employee or an “employee-related person” has a beneficial interest. A Managed Account is an account in which the employee/account holder:
▪Does NOT directly or indirectly influence or control the Managed Account;
▪Does NOT suggest or direct that the third party manager make any specific purchases or sales of securities in the Managed Account;
▪Does NOT consult with the third party manager as to the specific allocation of investments to be made in the Managed Account;
▪Does NOT have input in investment decisions, nor knowledge of investments prior to them being executed in the Managed Account; and
▪Is permitted to frame general overall strategy and risk tolerance.

Managed Accounts require additional documentation from the relevant investment advisor or financial advisor. Should the nature of the influence or control over the Managed Account change, employees are required to notify Compliance.
Employees and other associated persons must periodically certify the accuracy of their Personal Account and Managed Account disclosures.
Evercore uses StarCompliance to record Personal Account information and to review and reconcile trading activity. The automated system receives and retains an automated feed of account trade and position data from a number of brokerage firms (“Designated Brokers”). Evercore generally requires its employees to maintain Personal Accounts and Managed Accounts with Designated Brokers only. Personal Accounts and Managed Accounts that are not held at Designated Brokers are referred to as “outside accounts.” Compliance considers any requests by employees to maintain an outside account on a case-by-case basis, depending upon individual facts and circumstances. If an outside account is approved, Evercore must receive and retain copies of all account information, including but not limited to, statements and confirmations, and must manually input such information into StarCompliance. Compliance periodically tests the system to verify that it is receiving employee accounts and trading data and that system flags and/or notifications are working properly. The results of such testing are reviewed by the Chief Compliance Officer (“CCO”) or his/her delegate.

1.1.2Transaction Approval and Holding Periods
Employees and other associated persons are required to pre-approve all securities transactions in Personal Accounts, except as specifically described below. For purposes of this policy, charitable donations of securities are considered “transactions” and require pre-approval. Pre-approval is valid for the same day only unless an exception has been granted by Compliance.
Pre-approval is not required for the following:
■Managed Account transactions executed on a discretionary basis in an investment advisory account;
■Transactions in exempted securities, including:
▪exchange traded funds (ETFs), unless the ETF is considered a single stock ETF in which trading is prohibited in a non-Managed Account;
▪U.S. Treasuries;
▪municipal bonds;
▪mutual funds;
▪unit investment trusts; and
▪currency.
Note: cryptocurrencies (e.g., bitcoin, ether, etc.) are not considered securities for the purposes of this section and do not require preapproval to trade (however, investment in an initial coin offering or a cryptocurrency- based private fund requires preapproval as a Private Investment).
Any long or short position in a security that is subject to the Firm’s personal securities trading pre-approval requirement (non-exempted securities) must be held for at least thirty (30) calendar days, except with the prior approval of Compliance.
Additionally, employees and other associated persons are prohibited from “day-trading” exempted securities referenced above and their derivatives (e.g., ETF options). Day-trading is defined as the buying and selling of the same security within the same calendar day, such that the position is closed before the market closes for the trading day.

1.1.3Trading of Evercore Shares
Unless an exception has been granted by Compliance, trades and donations of Evercore shares (“EVR shares”) are permitted during an open window only. The opening of an Evercore-share trading window will be announced by Compliance and occurs on a quarterly basis the business day after the public announcement of Evercore’s quarterly results and the window remains open until approximately the 16th day prior to the end of the quarter.
As with other securities, Employees are required to pre-approve buying, selling or donating EVR shares.
EVR shares purchased in the open market must be held for at least six (6) months (this does not include the selling of EVR restricted stock units (RSUs)). Senior Managing Directors (“SMDs”) have additional ownership requirements with respect to EVR shares.
Employees are restricted from:

■ Trading options or other derivatives of EVR shares;
■Trading EVR shares on margin;
■Shorting EVR shares; and
■Holding or trading EVR shares in a discretionary account.

1.1.4Insider Trading
Employees and other associated persons are prohibited from effecting transactions based on knowledge of material, non-public information (“MNPI”). This prohibition includes “shadow trading” in addition to insider trading. “Shadow trading” is a practice whereby an insider uses confidential information regarding one issuer to trade in the securities of another issuer whose stock price may be impacted (positively or negatively) when the confidential information becomes public.
Trading in a security or related options or other derivatives while in possession of MNPI in the security or related securities is illegal. This may include companies not involved in the event which is the source of the material non-public information (e.g., an M&A transaction between two companies which may affect related companies in the sector).
In addition, employees and other associated persons may not trade:
•A single-stock ETF; or
•A sector ETF if an employee possesses material non-public information on a company which is material to the ETF’s basket of securities, or if such employee’s trade is (or could be interpreted to be) on the basis that the price of a particular sector ETF will be impacted when the confidential information the employee possesses becomes public because a material part of the value of that ETF is tied to a company or companies whose stock price(s) may be affected when the confidential information becomes public.
The “shadow trading” prohibition may also apply in situations where an employee possesses MNPI related to suppliers, partners or competitors of Evercore.
For further detail, see the “Information Barriers and Insider Trading” chapter of this Manual.
All employees and other associated persons must periodically certify via StarCompliance their understanding of and compliance with the related Firm policy.

1.1.5Sharing in Client Accounts
Evercore and its registered employees may not share directly or indirectly in the profits or losses of a client’s account. As a general policy, registered employees may not participate in an account that includes clients who are not family members of the employee unless approved by Compliance.

1.1.6Restrictions on Personal Trading Activities of Certain Firm Personnel
Employees and employee-related persons (which includes their immediate family members, such as a parent, spouse, child, in-law, sibling, and any other person whom the employee supports, directly or indirectly, to a material extent) are restricted from trading securities of companies that are on the Firm’s Restricted List and are also specifically prohibited from participating in initial public offerings (“IPOs”) of securities as defined by FINRA Rule 5130.
Investment Banking personnel are restricted from trading securities on the Firm’s Watch List. In addition, Investment Banking personnel and those Sales and Trading personnel who are assigned to a particular industry sector are generally prohibited from trading any securities within their coverage sector. Fundamental Equity Research Analysts (“Research Analysts”) are also subject to restrictions outlined in the Fundamental Equity Research Chapter of this Manual. Pre-existing positions may be sold, provided that the security is not otherwise restricted.
Any exceptions to these restrictions must be approved by Compliance and/or the appropriate supervisor. Compliance is responsible for maintaining records relating to disclosed employee Personal Accounts and Managed Accounts; such information is maintained in StarCompliance.

1.1.7Review, Monitoring and Supervision of Personal Trading Activities of Firm Personnel
Pre-approval requests for applicable transactions in employee and employee-related Personal Accounts are electronically reviewed within StarCompliance, which applies applicable systematic trading restrictions to each transaction request. Approval or denial of trade requests varies depending upon the requestor’s position at Evercore and the application of systematic rules (e.g., Restricted List, Watch List, industry sector) to that position. Compliance is responsible for programming the systematic rules in consultation with relevant Business Supervisors. Requestors receive an automated approval or denial notification via e-mail for each trade request.
StarCompliance is also used to reconcile Personal Account transaction approvals with executed trades received from an automated feed of account and position data from Designated Brokers. If actual trade information is received, but there is no evidence of a system approval, the system generates an exception record, which is reviewed by Compliance to determine if a policy violation has occurred. A policy violation may occur where, for example, pre-approval was not granted for an executed transaction, which was not otherwise exempt.
In such instances, Compliance will contact the employee responsible to verify and discuss the transaction. If a policy violation is confirmed, Compliance will assess the circumstances surrounding the violation, determine the appropriate remedial action using a risk-based approach, and document the actions taken in the case management function within StarCompliance. Remedial actions may include, for example: a reminder to the employee of the Firm’s policy to obtain trade preclearance prior to executing the trade; having the employee sign an attestation; reporting to relevant supervisors; unwinding the trade and/or donating the profit; restricting opening of new positions; and/or providing additional training, depending on the circumstance.
Compliance provides monthly reports of employees’ personal trading activities and any policy violations to relevant Business Supervisors. Where appropriate and using a risk-based approach, Compliance also escalates potential employee trading-related issues for review and discussion at monthly meetings with the Equities Risk Manager and the relevant Sales and Trading Business Supervisors. In addition, on a quarterly basis, Compliance produces supervisory reports which include employees’ personal trading violations, and which are reviewed by the appropriate Business Supervisor. Such supervisory reports are maintained in a secured folder within the Firm's network shared drive. The relevant monthly and quarterly employee trading reports enable the Firm’s senior management and the Firm’s Business Supervisors to monitor and supervise employees’ personal trading for: potential trade conflicts; various trading activities such as trading in large volume, trading certain symbols, and sector trading; and Compliance-identified preclearance violations. From time to time, Compliance may conduct additional reviews as necessary and communicate results to applicable Business Supervisors.